Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, April 27, 2006	(302) 857-3745

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2006

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the quarter ended March 31, 2006.

The first quarter historically results in a loss for the Company due to the seasonality of the motorsports business. No major motorsports events were held during the first quarter of 2006 whereas one major event was held during the first quarter of 2005—a NASCAR Busch Series event at Nashville Superspeedway.

For the quarter ended March 31, 2006, revenues were $801,000 compared with $3,073,000 in the first quarter of 2005. The decrease in revenues in 2006 was primarily due to the schedule change affecting the timing of the NASCAR Busch Series event in Nashville, which was held on April 15 this year.

Operating and marketing expenses for the quarter ended March 31, 2006 decreased by $2,050,000 for the same reason. Excluding expenses related to the 2005 Busch event, operating and marketing expenses were slightly higher in 2006 because of additional sales initiatives and higher maintenance expenses.

For the quarter ended March 31, 2006, general and administrative expenses decreased by $74,000 to $3,019,000 compared with $3,093,000 in the prior year. Lower real estate taxes more than offset higher wages and stock-based compensation expenses in the first quarter of 2006. Stock-based compensation expense increased primarily as a result of the Company adopting Financial Accounting Standards Board Statement No. 123 (Revised 2004), Share-Based Payment.

Depreciation and amortization increased by $67,000 in the first quarter of 2006 primarily due to facility and track improvements at the Company’s various locations. Net interest expense increased by $182,000 in the first quarter of 2006 primarily due to higher average levels of indebtedness in 2006, which resulted principally from $29,674,000 of borrowings related to stock repurchased since September 2005.

Loss from continuing operations before income tax benefit for the quarter ended March 31, 2006 was $7,933,000 compared with $7,536,000 in the prior year. The higher loss in 2006 was largely due to the absence of the Nashville Busch Series event in this year’s first quarter and increased interest expense.

Despite a higher pre-tax loss in the first quarter of 2006, the income tax benefit of $3,540,000 in the first quarter was $469,000 lower than the income tax benefit in the first quarter of 2005. This reduced tax benefit in 2006 was the result of a lower estimated annual effective income tax rate of 44.6% compared with 53.2% in 2005. This lower rate will benefit the full year’s results, but it had a negative impact on the first quarter’s results.

Loss from continuing operations for the quarter ended March 31, 2006 was $4,393,000 or $.12 per diluted share compared with $3,527,000 or $.09 per diluted share for the comparable period of the prior year. The earnings per share calculation reflected the impact of a self tender in September 2005 in which approximately 10% of the Company’s outstanding stock was retired and the repurchase of 215,393 shares of stock in the first quarter of 2006 noted below. The fewer shares outstanding in 2006 will benefit earnings per share for the full year, but also negatively affected per share results in the first quarter.

The financial condition of the Company remained strong during the first quarter of 2006. Despite the pre-tax loss in the first quarter, cash flow from operations was a positive $3,464,000. Capital spending was $787,000 in the first quarter of 2006 compared with $5,960,000 in the first quarter of 2005, which included the acquisition of certain adjoining parcels of property at Dover International Speedway.

At March 31, 2006, the Company’s indebtedness was $53,004,000 compared with $54,878,000 at December 31, 2005. The March 31, 2006 indebtedness level reflected the impact of the Company purchasing 215,393 shares of its common stock for $1,112,000 during the first quarter of 2006.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS AND COMPREHENSIVE EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Admissions	$85	$1,203
Event-related	690	1,107
Broadcasting	—	631
Other	26	132

	801	3,073

Expenses:
Operating and marketing	2,218	4,268
General and administrative	3,019	3,093
Depreciation and amortization	2,383	2,316

	7,620	9,677

Operating loss	(6,819)	(6,604)
Interest income	12	4
Interest expense	(1,126)	(936)

Loss from continuing operations before income tax benefit	(7,933)	(7,536)
Income tax benefit	3,540	4,009

Loss from continuing operations	(4,393)	(3,527)
Loss from discontinued operation, net of income tax benefit of $197 for the three months ended March 31, 2005	—	(355)

Net loss	(4,393)	(3,882)
Unrealized gain on interest rate swap, net of income taxes of $120	176	—

Comprehensive loss	$(4,217)	$(3,882)

Loss per common share - basic:
Continuing operations	$(0.12)	$(0.09)
Discontinued operation	—	(0.01)

Net loss	$(0.12)	$(0.10)

Loss per common share - diluted:
Continuing operations	$(0.12)	$(0.09)
Discontinued operation	—	(0.01)

Net loss	$(0.12)	$(0.10)

Average shares outstanding:
- Basic	36,099	40,078
- Diluted	36,099	40,078

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	March 31, 2006	March 31, 2005	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,175	$499	$953
Accounts receivable	6,512	10,667	2,366
Inventories	249	235	230
Prepaid expenses and other	3,045	2,699	1,705
Income taxes receivable	98	38	—
Deferred income taxes	563	669	517
Current assets of discontinued operation	—	4,533	—

Total current assets	11,642	19,340	5,771
Property and equipment, net	219,419	224,544	221,005
Restricted cash	2,070	1,925	3,200
Other assets, net	1,139	1,349	963
Deferred income taxes	—	46	—
Goodwill	2,487	2,487	2,487
Non-current assets of discontinued operation	—	12,227	—

Total assets	$236,757	$261,918	$233,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$984	$941	$1,477
Accrued liabilities	3,456	4,184	5,421
Payable to Dover Downs Gaming & Entertainment, Inc.	11	17	15
Income taxes payable	—	—	290
Current portion of long-term debt	695	875	875
Deferred revenue	26,274	27,901	9,522
Current liabilities of discontinued operation	103	5,833	144

Total current liabilities	31,523	39,751	17,744
Notes payable to banks	48,100	30,000	49,100
Long-term debt	4,209	16,809	4,903
Other liabilities	21	42	42
Deferred income taxes	45,375	41,088	48,360
Stockholders’ equity:
Common stock	1,640	1,706	1,650
Class A common stock	1,992	2,324	1,992
Additional paid-in capital	99,946	129,201	101,757
Retained earnings	4,512	2,549	9,453
Accumulated other comprehensive loss	(561)	(527)	(737)
Deferred compensation	—	(1,025)	(838)

Total stockholders’ equity	107,529	134,228	113,277

Total liabilities and stockholders’ equity	$236,757	$261,918	$233,426

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Operating activities:
Net loss	$(4,393)	$(3,882)
Adjustments to reconcile net loss to net cash provided by operating activities of continuing operations:
Depreciation and amortization	2,383	2,316
Amortization of credit facility fees	63	36
Stock-based compensation	139	47
Deferred income taxes	(3,151)	(3,646)
Loss from discontinued operation, net	—	355
Changes in assets and liabilities:
Accounts receivable	(4,146)	(8,331)
Inventories	(19)	(27)
Prepaid expenses and other	(1,293)	(803)
Accounts payable	(493)	(957)
Accrued liabilities	(1,965)	(1,139)
Payable to Dover Downs Gaming & Entertainment, Inc.	(4)	15
Income taxes payable/receivable	(388)	(362)
Deferred revenue	16,752	18,595
Other liabilities	(21)	(22)

Net cash provided by operating activities of continuing operations	3,464	2,195

Net cash (used in) provided by operating activities of discontinued operation	(41)	824

Investing activities:
Capital expenditures	(787)	(5,960)
Restricted cash	1,130	1,646

Net cash provided by (used in) investing activities of continuing operations	343	(4,314)

Net cash used in investing activities of discontinued operation	—	(27)

Financing activities:
(Repayments on) borrowings from notes payable to banks, net	(1,000)	3,000
Repayments of long-term debt	(874)	(805)
Dividends paid	(548)	(403)
Repurchase of common stock	(1,112)	—
Credit facility origination and amendment fees	—	(105)
Other	(10)	—

Net cash (used in) provided by financing activities of continuing operations	(3,544)	1,687

Net increase in cash and cash equivalents	222	365
Cash and cash equivalents, beginning of period	953	134

Cash and cash equivalents, end of period	$1,175	$499